Exhibit 99.1

Orient Paper, Inc. Announces Temporary Suspension of Production Due to Mandated Restriction on Natural Gas Supply

BAODING, China, Jan 26, 2018 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced that it will temporarily suspend all of its production lines due to mandated restriction/suspension of natural gas supply (the “Restriction”) for all natural gas consumption industries, including the paper manufacturing industry in order to secure adequate natural gas to households uses in urban and rural areas in Hebei Province. The Restriction is in accordance with the second highest alert over supply shock of natural gas (the “Orange Alert”) which has been in place since November 27, 2017. Multiple cities in the province including Baoding and Xingtai where the Company’s facilities located have successively issued notices about the suspension of natural gas supply to their industrial users. The suspension is expected to last into February, 2018, when the Company expects the Restriction to be eased. The Company is going to implement equipment maintenance during the temporary suspension of production. The temporary suspension of production will impact the Company's current corrugating medium paper, offset printing paper and tissue paper operations.

About Orient Paper, Inc.

Orient Paper, Inc. ("Orient Paper") is a leading paper manufacturer in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products.

With production based in Baoding and Xingtai in North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc, which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol "ONP" since December 2009. For more information about the Company, please visit http://www.orientpaperinc.com.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company's public filings with the SEC, including the Company's latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

Company Contact:

Orient Paper, Inc.

Email: ir@orientpaperinc.com

Investor Relations:

Tony Tian, CFA
Weitian Group LLC
Email: tony.tian@weitian-ir.com

Phone: +1-732-910-9692